Exhibit 10.1

May 28, 2021

Tom Iven

Dear Tom:

Congratulations and welcome to the SeaWorld Parks & Entertainment team! As you begin your journey here, you’re starting more than just a job, you’re joining a mission. We’ve rescued over 38,000 animals, brought joy to millions of guests, and we’re just getting started.

We are pleased to offer you the position of Chief Operating Officer with a start date commencing on TBD. You will be compensated at an annual rate of $300,000, payable semi-monthly.

You will be eligible to participate in the annual incentive bonus plan, as adopted by the Company from time to time (“Annual Bonus Plan”), with a target annual incentive bonus of 80% of your base salary, less applicable taxes, deductions, and withholdings, payable in cash and/or stock in the Company’s sole discretion.   The plan year is from January 1 - December 31 and awards are prorated based on date of hire. Target incentives do not constitute a promise of payment. Any actual bonus paid will be subject to the terms and conditions of the Annual Bonus Plan and contingent upon the level of achievement of Company performance objectives as established by the Compensation Committee for such fiscal year and, to the extent applicable, the assessment of your individual performance goals for such fiscal year. To qualify for an incentive bonus, you must remain continuously employed by the Company through the date that the incentive bonus is paid.

Subject to Compensation Committee approval, you will receive an initial equity award.  This award will consist of a number of Options equal to $500,000 (Option number determined by $500,000/stock price on date of grant).  You will also receive a grant of Restricted Share Units (“RSUs”) (i) with a grant date value of $500,000. One third of the Restricted Stock Units and Options shall vest on each of the first three anniversaries of the date of the grant. You will also receive Performance Share Units (“PSUs”) equal to $1,250,000 in value under the 2021 long-term equity incentive plan. The actual number of Options, RSUs and PSUs that you will receive will be determined based upon the fair market value of the Company’s common stock on the grant date. These initial equity grants will be made as of your start date so long as such start date is within the Company's open trading window and the Company is not otherwise restricted from granting the shares.  In the event the company is unable to make the initial equity grants as of your start date, these initial equity grants will be made as of the first day the Company is able to make such grants.   All equity grants contemplated herein will be made in accordance with the Company's Equity Award Grant Policy.  All vest events are contingent upon your continued employment with the Company through such dates.  The terms will be outlined in greater detail in your definitive binding grant agreements.

You are eligible to participate in the long-term equity incentive plan as adopted by the Company from time to time. Your annual target opportunity under the long-term incentive plan is 150% of your base salary, subject to vesting and other terms and conditions of both the Company's standard stock award agreement and the Company's equity incentive plan (more detail to be provided to you).  The next anticipated long-term award will be 2022. You will also be eligible for a prorated amount of the 2021 long-term award based on your date of hire. This equity grant will be made after your start date subject to Compensation Committee approval, so long as such date is within the Company's open trading window and the Company is not otherwise restricted from granting the shares.  The Compensation Committee has regularly scheduled meetings during the year to review and approve equity awards associated with this plan.

As a valued Ambassador of SeaWorld Parks & Entertainment, you will be eligible to participate in our competitive benefits package. Once you have attended orientation, you can visit https://seaworld.smartben.com to view benefit plan(s) details and pricing. You must enroll in your benefits within 31 days of your hire date. Failure to do so will result in the inability to enroll in benefits until the next plan year unless you experience a qualifying life event. You and your eligible dependents will be eligible to participate in the company's Health & Welfare plans effective the first of the month following your date of hire. You will be eligible for participation in the 401K plan the start of the month following 6 months of employment. To view benefit plan details before orientation, you can visit https://alliantbenefits.cld.bz/SEA-2021-OE-Guide.

You will be eligible to receive severance benefits comparable to other executives at your level under the Company’s Key Employee Severance Plan, as in effect from time to time (the “Plan”) (more detail to be provided to you).  The Company reserves the right to terminate or amend the Plan at any time.

During the course of your employment, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products and services of the Company and its affiliates.  Similarly, you may have confidential or proprietary information from prior employers that should not be used or disclosed to anyone at the Company.  Therefore, you will be required to read, complete, and sign the Company’s standard Intellectual Property & Confidentiality Agreement.  In addition, the Company insists that you comply with any existing and/or continuing contractual obligations that you may have with your former employers.  By signing this offer letter, you represent that your employment with the Company shall not breach any agreement you have with any third party.

As a Company Ambassador, you must devote your full business efforts and time to the Company. This obligation, however, will not preclude your from engaging in appropriate civic, charitable or religious activities or, with the consent of the Company’s Board of Directors, from serving on the boards of directors of companies that are not competitors to the Company as long as the activities do not materially interfere or conflict with your responsibilities to or your ability to perform your duties of employment at the Company. Any outside activities must be in compliance with and approved if required by the Company’s Code of Business Conduct and Ethics or its Corporate Governance Guidelines.

While it is our sincere hope and belief that our relationship will be mutually beneficial, your employment with SeaWorld Parks & Entertainment is "at-will", meaning that either you or SeaWorld Parks & Entertainment may terminate the employment relationship at any time, for any lawful reason or for no reason at all. Accordingly, there is no express or implied employment contract between you and SeaWorld Parks & Entertainment.

As standard policy, this offer of employment is contingent upon successfully completing and passing a pre-employment background check and agreeing to adhere to all Company policies and procedures.

This offer letter and the referenced documents and agreements constitute the entire agreement between you and The Company with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements, or communications between you and the Company concerning those matters.

We are confident that you will be able to make a significant contribution to our continued success, as an Ambassador of SeaWorld Parks & Entertainment. We look forward to having you on the team!

Sincerely,

/s/ Sherri Nadeau _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Sherri Nadeau

Chief Human Resources Officer

I accept this offer of employment as described in this letter:

/s/ Tom Iven_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
Tom Iven
June 24, 2021 _ _ _ _ _ _ _ _
Date